UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 6, 2008
Date of Report (Date of earliest event reported)

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31369 (Commission File Number)	65-1051192 (I.R.S. Employer Identification No.)

505 Fifth Avenue
New York, New York 10017
(Address of principal executive offices, including zip code)

(212) 771-0505
(Registrant's telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant

        On June 6, 2008, CIT Financial Ltd. ("CFL"), a wholly owned subsidiary of CIT Group Inc. ("CIT") entered into an agreement with Goldman Sachs International ("GSI") pursuant to which GSI has agreed to provide a 20 year, $3 billion committed securities-based financing facility (the "Facility") to CIT with a 15 year weighted average life. Under the Facility, GSI has agreed to enter into a total return swap transaction with respect to asset-backed securities ("ABS") identified by CFL subject to certain eligibility criteria and concentration limits. The Facility enables CFL to obtain asset-based financing with respect to the ABS in an amount determined based on the market value of the ABS. The ABS will be backed by assets originated by affiliates of CIT. The Facility is documented under the terms of a 1992 ISDA Master Agreement between CFL and GSI, including a Schedule and Confirmation thereto. CFL's obligations under the Facility are guaranteed by CIT. Similarly, GSI's obligations under the Facility are guaranteed by The Goldman Sachs Group Inc. The aggregate amount financed at any one time during the first ten (10) years of the Facility will not exceed $3 billion, with such amount to be reduced by $300 million per year for each of the following ten years (the "Maximum Facility Amount"). CIT will account for the Facility as a secured borrowing facility.

        CFL will pay GSI an annual facility fee of 2.85% on the Maximum Facility Amount. Amounts financed under the facility will bear the additional cost of 3-month LIBOR. In the event that CFL exercises its right to terminate the Facility early, CFL will be required to pay GSI a makewhole amount equal to the discounted present value of the facility fee for the remaining term of the Facility. There are no additional upfront commitment, underwriting or structuring fees payable to GSI or any of its affiliates on the Facility. Subject to concentration limits, the securities included in the Facility may be backed by commercial loans, equipment contracts, FFELP student loans, aircraft or rail leases, private student loans or other assets other than home mortgage loans. The amount financed by the Facility will be equal to the initial market value of the ABS included in the Facility reduced by an agreed upon discount percentage. As part of the mark to market adjustment, the discount percentage will be increased in the event that the rating on any particular security is downgraded below specified levels. After the seventh year of the facility, GSI may increase the discount percentage provided that the facility fee and financing spread shall be simultaneously reduced. The portfolio will be marked to market on a daily basis by GSI and to the extent, if any, that the market value (less the relevant discount percentages) differs from the amount then financed under the Facility, CFL or GSI will be required to post additional collateral.

Confirmation

        The Confirmation dated June 6, 2008 contains the principal terms and provisions governing the program between CFL and GSI including, but not limited to, the specific circumstances under which GSI is permitted to make mark to market adjustments, definitions of terms used throughout the Confirmation, and various eligibility criteria, conditions to inclusion of ABS in the Facility and closing conditions.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, CIT Group Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIT Group Inc.

Dated: June 9, 2008

By:	/s/ Joseph M. Leone Joseph M. Leone Vice Chairman and Chief Financial Officer